Exhibit 10.2

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the date of the last signature affixed hereto (the “Effective Date”), by and between (i) Suarez Enterprises, LLC, a Florida limited liability company (“Seller”), and (ii) IVP FL Properties, LLC, a Delaware limited liability company, or its assign(s) (“Buyer”), for the purposes of setting forth the agreement of the parties with respect to the transaction contemplated by this Agreement.

RECITALS

A. Seller is the owner of that certain real property and improvements thereon located at 30 S US Hwy 17-92, Debary, Florida 32713 (Parcel No. 803402010030) and 24 S Charles R Beall Blvd, Debary, Florida 32713 (Parcel No. 803402010040), which such real property is more particularly described on Exhibit A attached hereto and incorporated herein by reference.

B. Upon and subject to the terms and conditions set forth in this Agreement, Seller desires to sell and Buyer desires to purchase the following (collectively, the “Property”):

(i) the fee interest in the real property located at 30 S US Hwy 17-92, Debary, Florida 32713 (Parcel No. 803402010030) and 24 S Charles R Beall Blvd, Debary, Florida 32713 (Parcel No. 803402010040), together with all of Seller’s right, title and interest in and to all rights, privileges and easements appurtenant thereto or used in connection therewith, including, without limitation, any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected thereto or used in connection therewith (collectively, the “Land”);

(ii) all buildings, improvements, structures and fixtures included or located on or in the Land (collectively, the “Improvements”); and

(iii) all intangible property (collectively, the “Intangible Property”) owned by Seller and used exclusively in connection with the Land, or the Improvements (if any), but, in each case, subject to any restrictions on transfer with respect to such Intangible Property, including, without limitation, building-specific trademarks and trade names, transferable licenses, architectural, site, landscaping or other permits, development rights, applications, approvals, permits, authorizations and other entitlements, transferable guarantees and warranties covering the Land and/or Improvements, all contract rights (including, without limitation, rights under any consulting, architectural or engineering contracts and contract rights under the Service Contracts (as defined below), as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance or repair of the Property or the construction or fabrication thereof, and all transferable utility contracts; but excluding, in each case, any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to acquire and purchase from Seller, the Property upon the terms and conditions set forth herein.

2. PURCHASE PRICE; DEPOSIT.

2.1. Purchase Price. Subject to Section 7.1.7, the purchase price for the Property (the “Purchase Price”) shall be One Million One Hundred Thirty Two Thousand and No/100 Dollars ($1,132,000.00), a portion of which may be used by Seller at Closing (as defined below) to the extent necessary to discharge any liens or encumbrances on the Property required to be discharged pursuant to Section 3.5 (in the event that Seller is unable to adequately address and resolve same prior to Closing).

2.2. Payment of Purchase Price. At Closing, Buyer shall pay the Purchase Price in immediately available funds by wire transfer to an account designated by Seller.

3. DUE DILIGENCE.

3.1 Property Documents. Within five (5) days after the Effective Date, Seller shall deliver or make available to Buyer, for review and copying by Buyer, the following materials pertinent to the Property, to the extent that such currently exist and are in possession or control of Seller (collectively, the “Property Documents”): (1) all service or maintenance contracts for the Property (collectively, the “Service Contracts”); (2) any other contracts or warranties relating to the Property; (3) current property tax bills and any notices of assessments, ordinary, special or otherwise, for the Property for the last two years and for any period on or after the Effective Date; (4) all environmental reports or soils reports for the Property; (5) any zoning violation notices, notices of pending rezoning or land use reclassifications for the Property; (6) unrecorded easement agreements impacting the Property; (7) known building code violation notices for the Property; (8) lease agreements signed by any tenants of the Property; (9) existing appraisals of the Property; (10) copies of any title insurance policies and commitments, and any surveys; and (11) any such other financial and operational data as well as other information that Purchaser shall reasonably request. Notwithstanding the foregoing, Seller shall not be obligated to deliver to Buyer (i) any document or item that is subject to attorney-client privilege; or (ii) any document or item that is proprietary to Seller or which Seller is contractually bound to keep confidential.

3.2 Investigations. At all reasonable times from the Effective Date until the Closing or earlier termination of this Agreement and upon reasonable notice to Seller, Buyer and its agents, employees, representatives, and independent contractors shall be entitled, at Buyer’s sole cost and expense, to (i) enter onto the Property during normal business hours to perform any inspections, investigations, studies and tests of the Property, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental / asbestos tests that Buyer deems reasonable; (ii) cause an environmental assessment of the Property to be performed; (iii) review, examine and copy any Property Documents; and (iv) make such other inquiries of Seller and its agents and employees respecting the Property as Buyer may reasonably require, including but not limited to, researching and satisfying itself with respect to the zoning of the Property and suitability thereof for Buyer’s intended usage.

Notwithstanding the foregoing, Buyer shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies, or communicate with any officials at environmental, zoning, assessment or other government agencies regarding the Property or the Seller by name without the Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall conduct all inspections, investigations, studies and tests pursuant to this Section so as not to unreasonably interfere with or disturb the operations of lawful tenants or occupants of the Property.

3.3 Due Diligence Contingency Period. Buyer, in Buyer’s sole and absolute discretion, may disapprove of the Property for any reason whatsoever, including, without limitation, the condition of the Property and the feasibility of Buyer’s intended use for the Property, during the period beginning on the Effective Date and ending at 5:00 p.m. EST on May 1, 2025 (such period, the “Contingency Period”). On or before expiration of the Contingency Period, Buyer may deliver written notice to Seller disapproving the Property for any reason whatsoever. Buyer’s failure to deliver such disapproval notice shall be deemed approval of the Property. If Buyer disapproves the Property prior to the expiration of the Contingency Period in accordance with the terms hereof, (i) Buyer shall pay any cancellation or termination charges charged by the Title Agent, including, without limitation, any title search charges (together, the “Cancellation Charges”) of the Title Company (as defined below), and (ii) this Agreement shall automatically terminate and be of no further force or effect, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. If Buyer fails to disapprove of the Property prior to the expiration of the Contingency Period in accordance with the terms hereof, this Agreement shall remain in full force and effect and Buyer shall have no further right to terminate this Agreement, in each case, except as expressly provided herein.

3.4 Indemnity and Repair. Buyer agrees to indemnify and hold harmless Seller and its respective affiliates, partners, shareholders, members, managers, owners, officers, directors, employees, agents and representatives from any claims, losses, costs, damages, or expenses (including, without limitation, any actual damage to the Property or any injury to persons or property) caused by any act of Buyer or its agents, employees, representatives, or independent contractors in performing any inspections, investigations, studies or tests pursuant to Section 3.2 above, which indemnity shall survive the termination of this Agreement or the Closing (as defined below); provided, however, that Buyer’s indemnity hereunder shall not include any losses, cost, damage or expenses to the extent resulting from the reckless acts, willful misconduct or gross negligence of Seller or its respective agents or representatives, or the discovery of any pre-existing condition of the Property. In addition, Buyer shall repair any damage to the Property caused by its entry thereon and shall restore the Property substantially to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage caused by the reckless acts or omissions or willful misconduct of Seller or its respective agents or representatives or to remediate, contain, abate or control any pre-existing condition of the Property that existed prior to Buyer’s entry thereon.

3.5 Title.

3.5.1 Title Documents. Buyer, at Buyer’s expense, shall obtain a title commitment for the Property issued by Old Republic National Title Insurance Company, c/o Ariane Scolaro, 20 South Clark Street, Suite 2900, Chicago, Illinois 60603 (“Title Company”) together with copies of all items shown as exceptions therein (collectively, the “Preliminary Report”). The Title Company shall act as escrow agent (the “Escrow Agent”); in the event that the Title Company is unwilling or unable to serve as the Escrow Agent, another person or entity shall be chosen by Buyer, in its sole and absolute discretion.

3.5.2 Buyer’s Review of Title. Buyer may advise Seller in writing by no later than the expiration of the Contingency Period what exceptions to title, if any, listed in the Preliminary Report are not acceptable to Buyer (collectively, the “Title Objections”). Seller shall have five (5) days after receipt of Buyer’s Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions, which insurance shall be approved by Buyer in its reasonable discretion) or (b) Seller elects not to cause such exceptions to be removed. Seller’s failure to provide notice to Buyer within such five (5) day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection. If Seller so notify or are deemed to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the later of close of the Contingency Period or five (5) days after receipt of Seller’s notice (or deemed disapproval) to determine whether (i) to waive such objections and proceed with the purchase and take the Property subject to such exceptions with no reduction of the Purchase Price, and in such event, such objections shall be considered Permitted Exceptions hereunder or (ii) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement.

3.5.3 Condition of Title at Closing.

a. Upon the Closing, Seller shall sell, transfer and convey to Buyer indefeasible fee simple title to the Property, including the Land and the Improvements thereon by a duly executed and acknowledged special warranty deed in a form acceptable to Buyer (the “Deed”), free and clear of all liens and encumbrances other than the Permitted Exceptions (as defined below) and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price. Title to the Property shall be good, marketable, and insurable by the Title Company at its regular rates pursuant to the standard stipulations of an ALTA policy of lender’s and owner’s title insurance. If Seller is unable to convey title at Closing subject only to the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer so as to provide financing of the Purchase Price as otherwise provided for above, Buyer shall have the option of (i) taking such title to the Property as Seller is able to convey, without credit or abatement of the Purchase Price or (ii) terminating Buyer’s obligations under this Agreement, and this Agreement shall be null and void and neither party shall have any further obligations hereunder except those specifically provided herein which are to survive the expiration or earlier termination of this Agreement.

b. For purposes of this Agreement, “Permitted Exceptions” shall collectively mean any and all of the following: (i) easements, rights of way, covenants, rights, and restrictions of record; (ii) all presently existing and future real estate taxes and assessments (both general and special) and water and sewer charges for the year of Closing, all of which are not yet due and payable, subject to adjustment as herein provided, and for all subsequent years; (iii) any and all presently existing zoning, building, fire, sanitary, environmental, housing, and similar laws, ordinances, codes, restrictions, and regulations, and any approved development plans for the Property; (iv) the standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment issued by Title Company issuing an owner’s and/or a lender’s title insurance policy in connection with Buyer purchasing the Property; and (v) any and all other title exceptions approved of or waived by Buyer pursuant to the terms of this Agreement; provided, however, Permitted Exceptions shall not include any Title Objections that have been timely identified by Buyer as objectionable in its sole discretion and that the Seller is unable or unwilling to remove at or before Closing, unless Buyer elects to proceed with the purchase hereunder in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein, Seller shall be obligated to remove all title exceptions created by Seller on or after the date of this Agreement and that were created without the prior written consent of Buyer, any mechanic’s liens or materialman’s liens (unless arising in connection with Buyer’s activities on the Property) and all liens and encumbrances affecting the Property that secure an obligation to pay money (other than installments of real estate taxes and assessment not delinquent as of the Closing Date.

4. SELLER REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties. As an essential inducement to Buyer entering into this Agreement, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date:

4.1.1 No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of or violation of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, contract, or other document, agreement or instrument to which Seller is a party or by which Seller is bound or which the Property or any portion thereof is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Seller or any portion of the Property or any of Seller’s organizational documents, articles of organization, or operating agreement.

4.1.2 Due Organization; Standing Power; Consents. Seller is a limited liability company duly formed, validly existing and in good standing under the law of the State of Florida and has the requisite power and authority to carry on its business as it is now being conducted and to own and operate its assets, including the Property. All requisite action has been taken by Seller in connection with entering into this Agreement and will be taken prior to the Closing in connection with the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, member, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith that has not been obtained.

4.1.3 Seller Authority; Validity of Agreements. Seller has the requisite company power and authority to enter into and to carry out its obligations hereunder and under the Transaction Documents and to sell the Property. The execution, delivery, and performance by Seller of this Agreement and each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company actions. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the Transaction Documents to which it is a party, such Transaction Documents will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller has the legal power, right and actual authority to bind Seller to the terms hereof and thereof.

4.1.4 Property.

a. Seller is the record and beneficial owner of, and at the time of Closing will have, subject to the provisions of Section 3.5.3, good and marketable fee simple title to the Property, free and clear of all liens, encumbrances, and restrictions, including, without limitation, physical encroachments, or any covenant, condition, restrictions, rights-of-way, easements, or other matters adversely affecting the Property, other than the Permitted Exceptions. Any and all liens and encumbrances on and secured by the Property are set forth and listed on Exhibit B attached hereto and incorporated herein by reference, all of which will be paid off and fully released on or through the Closing.

b. Other than those matters which are apparent from an examination of public records, there are no discrepancies, boundary line conflicts, encroachments, or other facts or circumstances encumbering, impacting or affecting the Property. Other than those matters which are disclosed or evidenced by a document of public record, there are no rights, interests or claims of any third persons (including any prescription easement rights or adverse possession rights) encumbering, impacting or affecting the Property.

c. The Property is currently in good condition and repair in all respects, with all systems and components (including, without limitation, the walls, foundations, roof, HVAC, plumbing, and electrical systems) functioning properly and in good working order and there are no defects in the Property or any components thereof, latent or otherwise, and at Closing, Seller will deliver the Property in the same condition as it is as of the Effective Date. The Improvements and each system and component therein are not in need of any material repair or replacement.

d. There are no septic tanks or septic systems or any on-site wastewater treatment or storage systems on the Property.

4.1.5 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an in voluntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

4.1.6 Property Documents; Conduct of Business. Seller has made available or will make available to Buyer during the time periods herein provided, all Property Documents, and any copies that are furnished to Buyer by Seller have been delivered to Buyer without intentional alteration or omission. At the Closing, the originals of the Property Documents will be delivered to Buyer, to the extent in Seller’s possession or control.

4.1.7 Legal Compliance. Seller has received no notices from any governmental authority of any zoning, safety, building, fire, environmental, health code or any other violations whatsoever with respect to the Property other than as disclosed in the Property Documents or which have been cured by Seller. Seller is not or have never been in violation of any law, regulation, statute, ordinance, order, writ, injunction, or requirement applicable to it or the Property or the conduct, ownership, use, occupancy, or operation of the Property, including, without limitation, any zoning, safety, building, fire, environmental, and health Laws and regulations.

4.1.8 Permits and Licenses. Seller has all permits, licenses, governmental authorizes or approvals, and occupancy certificates necessary for the operation and occupancy of the Property. Seller has received no notices from any governmental authority of any violations with respect to any permits, licenses, approvals, authorizations, or occupancy certificates necessary for the operation and occupancy of the Property other than as disclosed in the Property Documents or which have been cured by Seller.

4.1.9 Litigation and Claims.

a. There is no written or, to the knowledge of Seller, unwritten, claim or demand, arbitration, adjudication, case, cause of action, audit claim, litigation, suit, filed complaint, citation, criminal prosecution, demand letter, governmental investigation, hearing, or administrative proceeding, by any Person alleging potential liability relating to or affecting the Seller or the Property instituted, pending or, to the knowledge of Seller, threatened against or relating to the Seller or the Property.

b. All bills for services, labor and material provided at the Property will have been paid prior to the Closing, and at Closing there will be no liens or lienable claims arising from labor performed or materials supplied, or both, affecting the Property. If subsequent to Closing, any mechanic’s, materialman’s or other lien or charge will be filed against the Property or against Buyer, based upon any act or omission of Seller, its agents, servants or employees or any contractor or subcontractor engaged by Seller, within thirty (30) days after written notice to Seller of the filing thereof, Seller will take action, by bonding, deposit, payment or otherwise, as will remove and discharge such lien of record as against the Property.

c. There are no options to purchase, rights of first refusal, conditional sales agreements or similar rights or interests, whether oral or written, which affect any portion of or all the Property. Other than Seller, Tenant (as defined below), and any other person or entity identified in Section 4.1.10 below, there is no other person or entity with any right, title or interest in and to the Property.

4.1.10 Tenant Leases. Seller have not entered into or assumed any lease relating to the Property that is currently in effect, except for that certain lease (the “Lease”) of the Property with Joseph A. Suarez, D.V.M., P.A. d/b/a Debary Animal Clinic, a Florida corporation (the “Tenant”).

4.1.11 Hazardous Materials. The Property does not contain any Hazardous Materials, including, but not limited to, any chemicals or materials regulated as hazardous or toxic under any federal, state or local law, except for what is commonly incorporated into or used and stored at the Property for normal uses in a typical veterinary practice (the “Excluded Materials”), and except as set forth in the Property Documents. Seller agrees to provide Buyer promptly in writing any information, which Seller has or may acquire regarding the presence and location of any Hazardous Materials (as defined below), not including the Excluded Materials on or about the Property. Seller possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby. Seller is and has been in compliance with all Environmental Laws in respect of and relating to the Property. There has been no release or disposal of a Hazardous Material in violation of an Environmental Law in any material respect at, on, under, within or migrating to or from the Property. Seller has not been subject to, nor received any notice (written or oral) of any private, administrative or judicial action, or any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Material in, under or upon any real property owned or used by the Seller, and there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) against Seller from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment. For purposes of this Agreement, “Hazardous Materials” means (A) any petroleum or petroleum products, flammable explosives, radon, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority under any Environmental Law. For purposes of this Agreement, “Environmental Law” means any law or order of any governmental or regulatory authority, agency, entity, or body relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

4.1.12 Service Contracts. There are no maintenance, operating or other agreements affecting the Property other than the Service Contracts listed on Exhibit C. Other than any Service Contracts to be assumed by Buyer pursuant to this Agreement, this Agreement, and any agreements disclosed on the Title Report, Seller has not entered into any Service Contract or any other contract, agreement, understanding or commitment that will be binding on Buyer or the Property after the Closing Date.

4.1.13 Non-Foreign Status. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445.

4.1.14 Disclosure. No representation or warranty made by Seller in this Section 4.1 contains any statement or information which Seller has knowledge is false or inaccurate in any material respect.

4.1.15 Taxes.

a. To the knowledge of Seller, (i) all tax returns of Seller that were required to be filed with any governmental authority have been filed and are true, correct and complete in all material respects; (ii) all taxes of Seller that are due and payable have been paid in full; (iii) Seller has withheld all taxes required to have been withheld and collected by law and has paid over such taxes to the appropriate governmental authorities; (iv) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; and (iv) there is no audit, action, suit or proceeding now pending with respect to any tax owed, or alleged by a governmental authority to be owed, by the Seller.

b. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any type of tax or deficiency against Seller or the Property, nor are there any legal proceedings or claims for additional taxes and assessments asserted by any taxing authority. There are no special assessments or deferred assessments.

4.1.16 OFAC Certification. Seller is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States (the “OFAC List”) nor is Seller subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

4.2 Survival and Restatement. All of the representations and warranties of Seller set forth in Section 4.1 (collectively, “Seller’s Warranties”) shall be deemed re-made by Seller as of the Closing Date with the same force and effect as if in fact made at that time. All of Seller’s Warranties, in the form deemed re-made by Seller and accepted by Buyer as of the Closing Date, shall survive the Closing and the delivery of the Deed and other Closing instruments and documents for a period of three (3) years. The representations and warranties set forth in Section 4.1 shall not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

4.3 Knowledge. For purposes of this Agreement, an individual shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) based on other facts and matters of which such individual is actually aware, such individual should reasonably be aware of a particular fact or matter. An entity shall be deemed to have “knowledge” of a particular fact or other matter if any individual who is, at any time between the Effective Date up to and through Closing, a member, manager, executive officer, or director of such entity (or in any similar capacity) has, at any time between the Effective Date up to Closing, knowledge of such fact or other matter (as “knowledge” is defined in the first sentence of this Section 4.3.

5. BUYER’S REPRESENTATIONS AND WARRANTIES. As an essential inducement to Seller entering into this Agreement, Buyer represents and to and agrees with Seller that, as of the date hereof, and as of the Closing Date:

5.1 No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document or instrument to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer or any portion of the Property.

5.2 Due Organization; Consents. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now conducted and to own, lease and operate its assets. All requisite corporate action has been taken by Buyer in connection with entering into this Agreement, and will be taken prior to the Closing in connection with the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required in connection herewith that has not been obtained.

5.3 Buyer’s Authority; Validity of Agreements. Buyer has or will have prior to the Closing full right, power and authority to purchase the Property from Seller as provided in this Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement and all other documents and instruments to be executed and delivered by Buyer in connection with this Agreement shall be duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer.

5.4 Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing it inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

5.5 Survival and Restatement. All of the representations and warranties of Buyer set forth in this Article 5 (collectively, “Buyers’ Warranties”) shall be deemed re-made by Buyer as of the Closing Date with the same force and effect as if in fact made at that time. All of Buyers’ Warranties, in the form deemed re-made by Buyer and accepted by Seller as of the Closing Date, shall survive the Closing and the delivery of the Closing instruments and documents for a period of three (3) years. The representations and warranties set forth in Article 5 shall not be affected by any investigation, verification, or approval by any party or anyone on behalf of any party to this Agreement.

6. COVENANTS OF SELLER. In addition to the covenants and agreements of Seller set forth elsewhere in this Agreement, Seller covenants and agrees that between the date hereof and the Closing Date:

6.1 Notice of Change in Circumstances. Seller shall promptly notify Buyer of any change in the physical condition of any portion of the Property (including with regards to any Improvements located on the Property) of which Seller acquire knowledge after the Effective Date or of any other event or circumstance of which Seller acquire knowledge after the Effective Date that make any of the Seller’s warranties or representations materially untrue or misleading, it being expressly understood that Seller’s obligation to provide information to Buyer under this Section shall in no way relieve Seller of any liability for a breach by Seller of any of the Seller’s Warranties or of any of Seller’s covenants or agreements under this Agreement.

6.2 Insurance. Seller shall maintain its present policies of insurance in effect until the Closing Date.

6.3 Maintenance of Property. Subject to Sections 6.4 and 6.5, Seller shall operate and maintain the Property and each and every system and component thereof in substantially the same manner that it operated and maintained the Property during the twelve (12) months immediately prior to the Effective Date; provided, however, Seller shall at all times operate and maintain the Property in compliance with all applicable laws and in a good and professional manner.

6.4 Service Contracts. Seller shall not enter into, extend, renew or replace any existing Service Contracts without Buyer’s prior written consent (which consent shall not be unreasonably withheld), unless the same shall be cancelable, without penalty or premium, upon not more than thirty (30) days’ notice from the owner of the Property and Seller shall immediately notify Buyer of any such new, extended, renewed or replaced Service Contracts. Buyer shall notify Seller on or before the date and time of the expiration of the Contingency Period which, if any, of the Service Contracts Buyer does not wish to assume. Seller shall, at Seller’s sole cost and expense, terminate all such Service Contracts which Buyer does not wish to assume, which termination shall be effective on or before the Closing Date.

6.5 Tenant Leases. Seller shall not enter into any new or amended leases (including the Lease) for the Property without Buyer’s prior written consent.

6.6 Litigation. In the event Seller acquires knowledge of any proceeding of the character described in Section 4.1.9 that has not been previously disclosed to Buyer prior to the Closing, Seller shall promptly advise Buyer in writing.

6.7 Exclusive Negotiations. As of the Effective Date, Seller shall (i) remove the Property from the market (if it is or has been on the market), and (ii) cease and refrain from any and all negotiations with any other prospective buyers so long as this Agreement is in full force and effect. If Seller receives an inquiry from another potential buyer for the Property, Seller will promptly notify Buyer of such inquiry and all related details.

7. CONDITIONS PRECEDENT TO CLOSING.

7.1 Buyer’s Conditions. The obligation of Buyer to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at or simultaneous closings to occur with Closing) (“Buyer’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer; provided, however, that any such extension shall not affect Buyer’s ability to pursue any remedy Buyer may have with respect to any breach hereunder by Seller:

7.1.1 Seller’s Warranties and Covenants. All of Seller’s representations and warranties set forth in this Agreement shall be true and correct in all respects as of the Closing Date (except for representations and warranties which speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date). Seller shall have performed all of its agreements, covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

7.1.2 Seller’s Deliveries. Seller shall have delivered all items to be delivered by Seller pursuant to Sections 9.1 and 9.3 on or prior to the Closing Date.

7.1.3 Condition of Property. Subject to the provisions of Section 11.1 and Section 11.3 below, the condition of the Property and the components and systems therein shall be substantially the same on the Closing Date as on the Effective Date, except for reasonable wear and tear and any damages due to any act of Buyer or Buyer’s representatives.

7.1.4 Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to any portion of the Property.

7.1.5 Legal Proceedings. No person or entity of competent jurisdiction will have sought, enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal (or seeks to prohibit, restrict or make illegal) consummation of the transactions contemplated by this Agreement.

7.1.6 Financing. Buyer shall have obtained financing for the acquisition of the Property provided for herein and for the funding of the Purchase Price to be paid in connection therewith from such party (the “Lender”), in such amounts, and upon such terms as Buyer may approve in its sole discretion.

7.1.7 Appraisal. The Property shall be appraised by an independent appraiser chosen by Buyer or Lender for an amount equal to or greater than the Purchaser Price. Provided, however, if the Real Estate appraises, in connection with the foregoing referenced appraisal, for an amount less than the Purchase Price set forth above, Seller and Buyer shall negotiate, in good faith, a reduced purchase price for the Real Estate.

7.1.8 Title; Title Insurance. At Closing, the Property shall be transferred to Buyer in and through the Deed, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price, and title to the Property shall be good, marketable, and insurable by the Title Company at its regular rates pursuant to the standard stipulations. Title Company shall have issued to Buyer a pro forma fee owner’s title policy or unconditional commitment and shall have issued to Lender a pro forma fee lender’s title policy or unconditional commitment, all meeting the requirements of Section 3 hereof in the amount of the Purchase Price (or the equivalent thereof), and the Title Company, subject to payment of all applicable fees, costs, and premiums, shall be ready, willing and irrevocably committed to issue an owner’s title policy to Buyer and an lender’s or loan title policy to Lender at Closing meeting the requirements of Section 3 hereof in the amount of the Purchase Price, together with any endorsements and affirmative coverages requested by Buyer (as to the owner’s title policy) and Lender (as to the lender / loan title policy).

7.1.9 Survey. Buyer shall have obtained a current ALTA survey of the Property, at Buyer’s expense, which (i) shows the boundaries thereof, (ii) certifies the exact acreage of the Property, (iii) shows the location of all recorded and visible easements which pertain to the Property and any and all improvements thereon, (iv) meets the Title Company’s requirements necessary to delete the standard survey exception from an owner’s policy of title insurance; (v) does not show any easements or other matters adversely affecting Buyer’s proposed used and development of the Property; and (vi) is otherwise acceptable to Buyer in the sole opinion of Buyer. If the foregoing survey (i) shows the Property to be smaller than described, (ii) shows any encroachments affecting the Property, (iii) shows any easements or other matters which would adversely affect Buyer’s development and use of the Property, (iv) is not acceptable to Title Company or Buyer, in any manner, or (v) does not otherwise comply with any other requirement set forth in this Section (including, without limitation, Buyer’s acceptance of the survey), the Buyer, in its sole discretion, shall have the option to terminate this Agreement.

7.1.10 Companion Transaction. The transactions contemplated by that certain Asset Purchase Agreement of even date herewith and entered into by and between, among others, Tenant, as seller, and IVP FL Holding Company, LLC, a Delaware limited liability company, as purchaser, shall have been closed pursuant to and in compliance with the terms thereof.

7.1.11 Zoning. Buyer shall have determined to its satisfaction and in its sole discretion that (i) a veterinary clinic and/or hospital is permitted to operate at the Property, (ii) all necessary planning and zoning designations, approvals, conditions, and permits have been obtained for the Property to allow Purchaser and/or any tenant of Purchaser to use the Property for operation of a veterinary clinic and/or hospital, and (iii) the planning and zoning designations, approvals, conditions, and permits for the Property are acceptable to Purchaser, as determined in its sole discretion.

7.2 Failure of Buyer’s Conditions. If any of Buyer’s Conditions have not been fulfilled within the applicable time periods, Buyer may either waive such condition and proceed to the Closing pursuant to this Agreement, or terminate this Agreement, in which event (i) the parties shall equally share the Cancellation Charges, and (ii) neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. Notwithstanding the foregoing, if any Buyer’s Condition is not satisfied due to a default on the part of Seller, then Buyer shall have the rights and remedies set forth in Section 12.1.

7.3 Seller’s Conditions. The obligation of Seller to render performance under this Agreement is subject to the following conditions precedent (and conditions concurrent with respect to deliveries to be made by the parties at Closing) (“Seller’s Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

7.3.1. Buyer’s Warranties. All of the representations and warranties of Buyer set forth in Section 5 hereof shall be true and correct in all material respects as of the Closing Date (except for representations and warranties which speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

7.3.2 Buyer’s Due Performance. Buyer shall have delivered all items and funds to be delivered by Buyer pursuant to Section 9.2, on or prior to the Closing Date.

7.3.3 Legal Proceedings. No person or entity of competent jurisdiction will have sought, enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal (or seeks to prohibit, restrict or make illegal) consummation of the transactions contemplated by this Agreement.

7.3.4 Companion Transaction. The Companion Transaction shall have been closed pursuant to and in compliance with the terms thereof..

7.4 Failure of Seller’s Conditions. If any of Seller’s Conditions have not been fulfilled within the applicable time periods, Seller may terminate this Agreement by delivery of written notice thereof to Buyer. Upon such termination, (i) the parties shall equally share the Cancellation Charges, and (ii) neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. Notwithstanding the foregoing, if any Seller’s Condition is not satisfied due to a default by Buyer, Seller shall have the rights and remedies set forth in Section 12.2.

8. CLOSING.

8.1 Closing Date. Subject to the provisions of this Agreement, the Closing shall be held at a mutually agreed upon location at a mutually agreeable time consistent with the terms hereof, but in any event no later than May 15, 2025 (the “Closing Date”). As used herein, the “Closing” shall mean the delivery of the Deed and other closing documents into escrow with the Escrow Agent and the payment of the Purchase Price to Seller.

8.2 Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys’ and advisors’ fees), except the following costs (the “Closing Costs”), which shall be allocated between the parties as follows:

8.2.1 At Closing, Seller shall be responsible for payment of the following items: (i) Seller’s attorneys’ fees, (ii) the brokerage commission as provided in Section 13, (iii) all transfer taxes, if any, due as a result of the sale and transfer of the Property, (iv) the pay-off amounts, pre-payment penalties, recording fees, and other costs of removing and releasing all monetary liens and other title exceptions that are not Permitted Exceptions, (v) cost of cancelling or terminating any Service Contracts, (vi) cost of any fee for recording the Deed in the land records, and (vii) all other fees and costs that are customarily paid by a seller in a commercial real estate transaction in the locality where the Property is located and that are not expressly allocated hereunder.

8.2.2 At Closing, Buyer shall be responsible for payment of the following items: (i) the cost of the due diligence inspections, tests, and studies that Buyer conducts, (ii) Buyer’s attorneys’ fees, (iii) the cost of, any title search of the Title Company, the preparation of the title insurance commitment and the premium on any owner’s or lender’s policy of title insurance / coverage and any endorsements to said policy, (iv) any escrow or closing fee charged by the Escrow Agent, (v) cost of preparing the Deed, and (vi) all other fees and costs that are customarily paid by a buyer in a commercial real estate transaction in the locality where the Property is located and that are not expressly allocated hereunder.

8.2.3 In the event this Agreement is terminated prior to Closing, Buyer and Seller shall still be responsible for any of the foregoing that are still owed despite the transaction not Closing. The obligations of this Section 8.2 shall survive the termination of this Agreement or the Closing.

9. CLOSING DELIVERIES.

9.1 Deliveries by Seller to Escrow. As of or prior to the Closing Date, Seller shall deliver or cause to be delivered to the Escrow Agent the following documents and instruments, each effective as of the Closing Date and executed by Seller, in addition to the other items and payments required by this Agreement to be delivered by Seller:

9.1.1 Deed. The original executed and acknowledged special warranty Deed conveying the Property to Buyer or its assignee or nominee, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price;

9.1.2 Non-Foreign Affidavit. An original Non-Foreign Affidavit in a form acceptable to Buyer and Title Company, executed by Seller;

9.1.3 Assignment. An Assignment in a form acceptable to Buyer, executed by Seller, for any Service Contracts or other agreements being assigned by Seller to Buyer pursuant to the terms of this Agreement (the “Assignment”);

9.1.4 Closing Statement. A closing statement in a form mutually agreed to by the parties (the “Closing Statement”);

9.1.5 Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Buyer and/or Title Company;

9.1.6 Title Affidavit. Any title affidavits, certificates, or such other documents required by Title Company for the purposes of Buyer or Lender obtaining title insurance/coverage;

9.1.7 Lease Termination. A termination of the Lease signed by Seller and Tenant effective as of the Closing Date and, to the extent requested by Buyer in Buyer’s sole discretion, an assignment the Lease;

9.1.8 1099. An executed 1099-S; and

9.1.9 Other. Any additional documents that Buyer or Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

9.2 Deliveries by Buyer. As of or prior to the Closing Date, Buyer shall deliver or cause to be delivered into Escrow the following:

9.2.1 Purchase Price, Prorations, Closing Costs and Deed. The Purchase Price and Buyer’s share of prorations and Closing Costs and the Deed (to the extent the Deed has to be signed by Buyer);

9.2.2 Assignment. The Assignment;

9.2.3 Closing Statement. The Closing Statement;

9.2.4 Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Seller and/or Title Company; and

9.2.5 Other. Any additional documents that Seller or Escrow Agent may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

9.3 Deliveries Outside of Escrow. Seller shall deliver possession of the Property to Buyer upon the Closing. Further, Seller hereby covenants and agree to deliver or cause to be delivered to Buyer, on or promptly after the Closing, the following items, in each case, to the extent in Seller’s possession or control and to the extent not previously delivered to or copied by Buyer:

9.3.1 Books and Records. All records relating to the Property, including without limitation, lease files, maintenance records and warranties, plans and specifications, licenses, permits and certificates of occupancy, copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers;

9.3.2 Keys. All keys to locks, combinations, and security codes for the Property and all components thereof; and

9.3.3 Other. Such other documents and instruments as may be reasonably required by Buyer or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

9.4 Closing Procedure. When the Title Company has timely received all documents and funds identified in Sections 9.1 and 9.2, and has received written notification from Buyer and Seller that all conditions to Closing have been satisfied or waived, then, and only then, the Title Company shall:

9.4.1 Record the Deed in the Official Records of the County in which the Property is located;

9.4.2 Issue an Owner’s Policy of title insurance to Buyer and deliver such policies of title insurance requested by the Lender providing financing at Buyer’s request to facilitate the transactions contemplated by this Agreement;

9.4.3 Deliver to Buyer (i) a conformed copy showing all recording information of the Deed, (ii) a fully executed copy of the Assignment, Non-Foreign Affidavit, and any and all other documents executed in connection with the Closing, and (iii) Buyer’s Closing Statement; and

9.4.4 Deliver to Seller (i) the Purchase Price, (ii) a fully executed original Assignment and any and all other documents executed in connection with the Closing; and (iii) Seller’s Closing Statement.

9.5 Escrow Provisions.

9.5.1 The Escrow Agent may act in reliance upon any writing, instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statements or assertions contained therein; and may assume the authorization of any person signing such writing. The Escrow Agent shall not be liable for any loss or damage resulting from:

a. The default, error, action or omission of any party to this Agreement.

b. Penalties, loss of principal or interest or any delays in the withdrawal of funds, which may be imposed by the depository as a result of the making or redeeming of the investment pursuant to the instructions of any party hereto.

c. Loss or impairments of funds while those funds are in the course of collection or while those funds are on deposit in a financial institution if such a loss or impairment results from the failure, insolvency or suspension of the financial institution.

d. Any levies by taxing authorities based on the taxpayer identification number used to establish this interest bearing account.

e. Any loss arising from the fact any amounts deposited hereunder exceeds the amount not insured by the Federal Deposit Insurance Corporation.

f. The Escrow Agent’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court whether issued with or without jurisdiction and whether or not consequently vacated, modified, set aside or reversed.

g. Any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

9.5.2 The Escrow Agent may resign at any time. At the time of the resignation, the parties must appoint a successor escrow agent within 30 days. If none is appointed, the Company may petition a court of competent jurisdiction to appoint a successor escrow agent. In the event of a disagreement about the interpretation of this Escrow Agreement, the Company, may, in its sole discretion, file an action in interpleader or other court action to resolve the disagreement. All parties agree to (a) indemnify the Company for any and all attorneys’ fees and costs expended and (b) permit the Company to deduct from the Deposit any court costs and attorneys’ fees reasonably incurred by the Company.

10. PRORATIONS. The following shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date: (i) real property taxes and assessment, (ii) management, service, operating and maintenance expenses relating to Service Contracts to be assigned to Buyer (to the extent paid by Seller and not Tenant); (iii) water, gas, electricity, sewer and other utility charges (to the extent paid by Seller and not Tenant), and (iv) annual permits and/or inspection fees (to the extent paid by Seller and not Tenant). Buyer shall take all reasonable steps and actions necessary to cause all utilities to be transferred into Buyer’s name and account at the time of the Closing Date (or at a reasonable time thereafter). Buyer shall obtain its own insurance with respect to the Property and shall not be responsible for any insurance premiums in connection with Seller’s insurance. If any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration or credit shall promptly pay such sum to the other party. The provisions of this Section 10 shall survive the Closing.

11. RISK OF LOSS.

11.1 Possession; Risk of Loss. Upon the Closing, Seller shall deliver to Buyer possession of the Property, free and clear of all liens and encumbrances other than the Permitted Exceptions and any mortgage to be caused to be placed on the Property by Buyer to provide financing of the Purchase Price. Risk of loss for the Property shall remain with Seller prior to Closing.

11.2 Condemnation. In the event that prior to the Closing Date, the Property, or any part thereof, is subject to a taking by the public authority, then Buyer shall have the right, exercisable by giving notice to Seller within ten (10) days after receiving written notice of such taking either (a) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement, and the parties shall equally share the Cancellation Charges, or (b) to accept the Property in its then condition and proceed to close this transaction without modification of the terms of this Agreement and without any reduction in the Purchase Price (unless otherwise agreed in writing by Seller and Buyer), and to receive an assignment of all of Seller’s rights to any condemnation awards payable by reason of such taking. If Buyer elects to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such awards without Buyer’s prior written consent, which consent shall not unreasonably be withheld. Seller agrees to give Buyer prompt notice of any taking (or proposed taking) of the Property promptly after Seller receives notice of the same.

11.3 Casualty. If, prior to the Closing Date, any portion of the Property is damaged or destroyed, Seller shall immediately notify Buyer of such fact, but in no event later than one (1) day after any portion of the Property is damaged or destroyed. If the cost to repair such damage or destruction is reasonably estimated to be more than Ten Thousand and No/100 Dollars ($10,000), Buyer shall have the option to terminate this Agreement by delivering written notice to Seller not later than ten (10) days after Buyer’s receipt of Seller’s notice regarding such damage or destruction. Upon such termination, the parties shall equally share the Cancellation Charges and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement. If Buyer does not elect to terminate this Agreement within the time period set forth above, (i) the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price (unless otherwise agreed in writing by Seller and Buyer), (ii) Seller shall assign to Buyer, and Buyer shall be entitled to receive and keep, all insurance proceeds payable in connection with the casualty (other than any rent loss or business interruption insurance proceeds attributable to periods prior to the Closing Date), and (iii) Buyer shall receive a credit against the Purchase Price equal to the amount of any applicable insurance deductible. If Buyer does not elect to terminate this Agreement pursuant to this Section 11.3, Buyer shall have the right to participate in any adjustment of the insurance claim and Seller shall not compromise, settle or adjust any such claim without Buyer’s prior written consent (which consent may be withheld in Buyer’s sole and absolute discretion).

12. DEFAULT.

12.1 Seller Default. If Seller refuses or fails to perform as required by this Agreement or defaults under this Agreement, Buyer may elect by written notice to Seller, any of the following: (a) to terminate this Agreement, in which event (i) Seller shall pay the Cancellation Charges, and (ii) this Agreement shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof that expressly survives the termination of this Agreement; or (b) seek specific performance of this Agreement and/or pursue any other remedies or damages available at law or equity.

12.2 Buyer Default. In the event of any default by Buyer hereunder, Buyer shall pay Ten Thousand and No/100 Dollars ($10,000.00) to Seller as liquidated damages (said damages being Seller’s sole and exclusive remedy) and Buyer shall have no further liability. The foregoing amount is presumed to be a reasonable estimate of the amount of actual damages sustained by Seller because of Buyer’s breach of its obligation to purchase the Property. Nothing contained herein will limit Buyer’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any obligation hereunder, including without limitation those that expressly survives the termination of this Agreement.

12.3 Special Damages. Neither party shall be liable to the other party for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits, however caused, except for damages associated with express indemnification provisions set forth in this Agreement.

12.4 Survival. The terms of this Section 12 shall survive the Closing and/or termination of this Agreement.

13. BROKERS. Seller and Buyer each hereby represent, warrant, and covenant to the other parties hereto that it has not dealt with any third party in a manner that would obligate either Buyer or Seller to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby, except for PS Broker, representing Seller. Any and all fees and commissions for and incurred by the foregoing broker shall be paid by Seller. Each of Seller and Buyer hereby indemnifies and agrees to protect, defend and hold the other party harmless from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees, charges and disbursements) incurred by such party by reason of any breach or inaccuracy of the representation, warranty and agreement of Seller or Buyer, as applicable, contained in this Section 13. The provisions of this Section 13 shall survive the Closing or earlier termination of this Agreement.

14. POST-CLOSING INDEMNIFICATION.

14.1 Buyer Indemnification. From and after the Closing, Seller hereby agrees to indemnify and defend and hold harmless Buyer and its affiliates and their respective directors, officers, employees, managers, members, agents and representatives (collectively, the “Buyer Indemnified Persons”) against and in respect of any and all suits, claims, losses, damages (other than indirect or consequential damages), liabilities, costs and expenses (including reasonable attorneys’ fees) incurred, suffered, sustained or required to be paid by a Buyer Indemnified Person resulting or arising from or incurred in connection with (i) any misrepresentation, breach of warranty, breach of representation, or breach, non-fulfillment or non-performance of any agreement, covenant, or condition on the part of Seller as set forth in this Agreement or any breach of this Agreement on the part of Seller, or (ii) the ownership, maintenance, operation, or physical condition of the Property arising or accruing from events occurring on or prior to the Closing. This indemnity obligation on the part of the Seller shall survive the Closing and/or termination of this Agreement, but shall be subject in all respects to the limitations set forth in Sections 4.2.

14.2 Seller Indemnification. From and after the Closing, Buyer hereby agrees to indemnify and defend and hold harmless Seller and Seller’s affiliates, and their respective directors, officers, employees, managers, members, agents and representatives (collectively, the “Seller Indemnified Persons”) against and in respect of any and all suits, claims, losses, damages (other than indirect or consequential damages), liabilities, costs and expenses (including reasonable attorneys’ fees) incurred, suffered, sustained or required to be paid by a Seller Indemnified Person resulting or arising from or incurred in connection with any misrepresentation, breach of warranty, breach of representation, or breach, non-fulfillment or non-performance of any agreement, covenant, or condition on the part of Buyer as set forth in this Agreement or any breach of this Agreement on the part of Buyer. This indemnity obligation on the part of the Buyer shall survive the Closing and/or the termination of this Agreement, but shall be subject in all respects to the limitations set forth in Sections 5.5.

15. MISCELLANEOUS PROVISIONS.

15.1 Governing Law; Jurisdiction; Venue; Attorneys’ Fees; Jury Waiver. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its principles of conflicts of laws or choice of law. The parties agree that any litigation commenced by any party hereunder on any basis shall be brought in a Florida state court of competent jurisdiction sitting in Volusia County, Florida, or the federal United States District Court for the Middle District of Florida and the parties expressly waive any right to contest such venue or assert improper venue, forum non conveniens or similar doctrines. The parties hereby consent to the jurisdiction of such courts. If a dispute arises regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable costs and expenses (including attorneys’ fees) in connection with such interpretation or enforcement. The parties hereby waive any right to a trial by jury respecting any action arising out of this Agreement or the transactions contemplated hereby.

15.2 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

15.3 Modifications; Waiver. No amendments, supplements, modifications, waivers or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

15.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, “Notices”) shall be in writing and may be given personally, by reputable overnight delivery service or by email transmission to each of the parties at the following addresses:

To Buyer:	IVP FL Properties, LLC
780 Lynnhaven Parkway
Suite 400
Virginia Beach, Virginia 23452
	Attn:	Kimball Carr
	Email:	kcarr@inspirevet.com
With a copy to:	Rose Grasch Camenisch Mains PLLC
326 South Broadway
Lexington, Kentucky 40508
	Attn:	H. Derek Hall, Esq.
	Email:	derek.hall@rgcmlaw.com

To Seller:	Suarez Enterprises, LLC
107 Amberglow Court
Debary, Florida 32713
	Email:	drjoe@debaryanimalclinic.com

With a copy to:	Dennison & Matthews, PLLC
7575 Dr. Phillips Blvd., Ste. 170
Orlando, Florida 32819
	Attn:	George D. Dennison II, Esq.
	Email:	george@dennisonmatthews.com

or to such other address or such other person as the addressee party shall have last designated by written notice to the other party. A copy of any Notice sent by email also must be personally delivered or sent by reputable overnight courier service (in accordance with this Section) within 48 hours of the transmission of such Notice by email, provided that failure to do so will not invalidate any Notice actually received by the party to whom the email was addressed. Notices given by email transmission shall be deemed to be delivered as of the date and time when such email is sent; and all other Notices shall have been deemed to have been delivered on the date of delivery or refusal. All copies of Notices (i.e., those provided to any person or entity other than Seller, Buyer, or Escrow Agent) shall be given as a courtesy only, and the failure or inability to deliver any courtesy copy of any Notice will not invalidate the Notice given to Seller, Buyer, or Escrow Agent.

15.5 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

15.6 Successors and Assigns; Third Parties. Seller shall not assign or transfer this Agreement or any interest herein or in the Property to any third party without the prior written consent of Buyer; provided, however, Buyer may assign or transfer this Agreement prior to Closing without the prior written consent of Seller. Upon assignment, Buyer shall be relieved of its obligations and liability hereunder. All of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

15.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by email in so-called “PDF” format shall be legal and binding and shall have the same full force and effect as if an original of this Agreement had been delivered.

15.8 Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

15.9 Time of the Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.10 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

15.11 Personal Liability. No employee, member, manager, officer, director, trustee, partner or affiliate of any party, or any investment manager or other agent of either party, shall be personally liable or responsible for any duties, obligations or liabilities of such party hereunder or in any other connection with the Property or this transaction.

15.12 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

15.13 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

15.14 Exhibits. Each of the exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

15.15 Confidentiality.

15.15.1 Each of Buyer and Seller agree to keep confidential any of the documents, materials and information delivered or disclosed to it by the other party or otherwise generated in connection with the Property or the transaction contemplated herein, including without limitation, the Purchase Price. Prior to Closing, neither party shall issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the other party. Notwithstanding the foregoing, both Buyer and Seller shall be permitted to make such disclosures as are necessary or appropriate to effectuate the transaction, including disclosures and deliveries to the parties’ attorneys, accountants, consultants, partners, clients, investors, lenders or other similar parties involved in the transaction, as well as to the extent required by applicable law, including the securities laws and laws relating to financial reporting.

15.15.2 The Seller acknowledges and agrees that, substantially simultaneously with or following the execution of this Agreement by the parties hereto and the Closing, in the respective sole discretion of Buyer and Inspire Veterinary Partner, Inc., a Nevada corporation (“IVP”), IVP may file or furnish, as applicable, a current report on Form 8-K with the U.S. Securities and Exchange Commission disclosing this Agreement (as executed), the purchase of the Property, the payment of the Purchase Price, the identity of the Seller, and any and all material information relating to the transactions contemplated hereby, in each case pursuant to the rules, regulations and staff interpretations of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Seller further acknowledges and agrees that, following the execution of this Agreement by the parties hereto and the Closing, in the respective sole discretion of Buyer and IVP, IVP may file or furnish, as applicable, this Agreement and any and all material information relating to this Agreement and the transactions contemplated hereby in compliance with, and pursuant to, the reporting and disclosure requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including in all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the U.S. Securities and Exchange Commission.

15.16 Survival. The terms of this Section 15 shall survive the Closing and/or termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth next to their respective signature.

BUYER:	IVP FL Properties, LLC,
a Delaware limited liability company

By:
	Name:	Kimball Carr
	Title:	President
Date:

SELLER:	Suarez Enterprises, LLC,
a Florida limited liability company

By:
	Name:	Joseph A. Suarez, DVM
	Title:	Member / President
Date:

[Signature Page - Real Estate Purchase and Sale Agreement]

ACKNOWLEDGEMENT OF ESCROW AGENT

A fully executed copy of this Real Estate Purchase and Sale Agreement has been received by Escrow Agent this _____ day of ____________, 2025, and by its below signature Escrow Agent covenants and agrees to be bound by the terms of this Agreement to the extent applicable to Escrow Agent.

“Escrow Agent”

Old Republic National Title Insurance Company

By:
Name:
Title:

[Escrow Agent Acknowledgment - Real Estate Purchase and Sale Agreement]

EXHIBIT A

PROPERTY DESCRIPTION

Parcel 1:

Lots 3 and 15, Block A, LAKE MARIE ESTATES, Plat II, a subdivision according to map in Map Book 23, Page 33, Public Records of Volusia County, Florida.

Parcel 2:

Lots 4 and the South 80 feet of Lot 14, Block A, LAKE MARIE ESTATES, Plat II, a subdivision according to map in Map Book 23, Page 33, Public Records of Volusia County, Florida.

A-1

EXHIBIT B

LIENS AND ENCUMBRANCES

None.

B-1

EXHIBIT C

SERVICE CONTRACTS

None.

C-1